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                                                                 EXHIBIT 10.58
                             LASER ACCESS AGREEMENT

     This Laser Access Agreement ("Agreement") is made and entered into as of the 28th day of March, 1996, by and between Insight Laser Centers, Inc., a Delaware corporation ("Insight"), and Nassau Ophthalmic Services, P.C., a New York professional corporation ("PC").

                                    RECITALS

     WHEREAS, PC provides refractive laser surgery through its duly licensed physicians (each individually referred to as a "Physician" and, collectively, as the "Physicians"); and

     WHEREAS, Insight has installed a Summit Excimer Laser Workstation (each hereinafter referred to as a "Laser") in each of the PC's offices located at 450 Endo Boulevard, Garden City, New York and 140 Adams Avenue, Hauppauge, New York (each individually referred to as a "Practice Site" and, collectively, as the "Practice Sites"); and

     WHEREAS, PC, through one or more of its Physicians, desires to provide refractive laser surgery services ("Laser Surgery") to the P.C.'s patients (collectively, the "Patients") at each of the Practice Sites; and

     WHEREAS, Insight desires to permit the PC's Physicians to use the Laser to perform Laser Surgery on the PC's Patients.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and conditions contained herein, the parties hereto do hereby agree as follows:

1.   COVENANTS OF PHYSICIAN

     1.1  Professional Licensure.

          (a) PC represents and warrants that all Physicians using the Laser shall be ophthalmologists duly licensed by the State of New York and that each such Physician shall maintain such license, in good standing, throughout the term of this Agreement. PC further represents and warrants that each other health care professional and other person retained by PC to assist in the provision of Laser Surgery and related services to Patients ("Physician Personnel") shall be duly licensed or certified, as required by law, and shall maintain such license or certification, in good standing, throughout the term of this Agreement. Upon request, PC promptly shall furnish Insight with copies of each Physician's professional license and the license or certification of each Physician Personnel.

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          (b) PC represents and warrants that it shall cause each Physician and all Physician Personnel to perform Laser Surgery and related services solely in a manner consistent with all 15 applicable medical and ethical practice standards, and with the protocols adopted by PC, from time to time.

     1.2 Credentials and Training.

          (a) Prior to a Physician performing Laser Surgery at either of the Practice Sites, PC shall provide Insight with documentary evidence, acceptable to Insight, that such Physician has successfully completed the following training: (i) didactic training ("FDA Didactic Training") provided by a "Center of Excellence" acceptable to PC, and/or such other training, provided by a third party(ies) acceptable to PC, that such Physician is required to obtain pursuant to FDA requirements; and (ii) one (1) surgical wet-lab training session ("Surgical Wet-Lab Training") which meet or exceed the standards established by the FDA for wet-lab training, it being understood that a Physician shall not be allowed to perform Laser Surgery at either of the Practice Sites without completing the required training.

          (b) Patient Education. Physician shall be solely responsible for determining which Patients are appropriate candidates for, and for educating Patients about, Laser Surgery. However, upon request, Insight shall provide Physician with such materials and information regarding Laser Surgery as is available, from time to time, to Insight.

     1.3 Insurance.

          PC shall maintain, in full force and effect during the term of this Agreement, at its sole cost and expense, comprehensive professional liability insurance coverage, including malpractice insurance coverage to protect against any liability related to the rendering of Laser Surgery and/or related services by its Physicians and/or Physician Personnel. Such insurance coverage shall be either "occurrence" coverage or "claims made" coverage with additional "tail" coverage, in coverage limits of not less than One Million Dollars ($1,000,000.00) per incident and Three Million Dollars ($3,000,000.00) in the aggregate. Prior to any Physician performing any Laser Surgery at either of the Practice Sites, PC shall furnish to Insight certificate(s) evidencing such insurance coverage(s), naming Insight as an additional insured thereunder.

     1.4  Indemnification.

          Intentionally deleted.

     1.5  Licenses and Permits.

          PC shall maintain, in full force and effect during the term of this Agreement, all licenses and permits required by law or regulation and necessary for the operation of each of the Practice Sites.



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     1.6  Restrictions.

          PC covenants and agrees, and shall require all Physicians and Physician Personnel to so agree, that it and they will not, directly or indirectly, during the term of this Agreement, or at any time following its termination, for any reason:

          (a) Use the name of Insight, or any of its successors or assigns or shareholders, in announcements or advertising of any kind, or in any other manner whatsoever, without the prior written consent of Insight;

          (b) Disclose to any person or entity, or use for its or their own behalf or on behalf of other(s), any trade secret or proprietary information of Insight, without the prior written consent of Insight; or

          (c) Hire or attempt to hire any person who is then engaged by or who, within two (2) years prior thereto, was engaged by Insight to provide services to or on behalf of Insight.

2.   COVENANTS OF INSIGHT

     2.1  Insurance.

          Insight shall provide casualty insurance for the Laser against loss or damage by fire and against loss or damage by other risks now embraced by the all risk extended coverage endorsements in an amount equal to the full insurable value thereof. Amounts payable under such insurance shall be payable to Insight.

     2.2  Repairs to Laser.

          Insight, at its sole cost and expense, shall be responsible for maintaining each of the Lasers in good working order and condition and shall bear all costs of maintenance and repairs thereto, other than such repairs as may be necessitated as a direct result of the acts and/or negligence of the PC, its Physicians and/or any of its Physician's Personnel, in operating and/or using each such Laser.

     2.3  Indemnification.

          Each party shall indemnify, defend and hold each other, and each of its affiliates, and each of their respective officers, directors, shareholders and employees, harmless from and against any and all liability, loss, damage and expense (including reasonable attorneys' fees, costs and disbursements) resulting from any breach of, or misrepresentation by, such party relating to this Agreement, and from any act of negligence of misfeasance of either party and/or any of its agents, employees or contractors. To be entitled to such indemnification, either party shall give prompt written notice of the assertion, by a third party, of any claim with respect to which such party might

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bring a claim for indemnification hereunder, and in all events must have provided such notice within the applicable period for defense of such claim by such party. Each party shall have the right, at its own expense, to defend and litigate any such third party claim, using attorneys selected by such party.

3.   FEES AND BILLING

     3.1  Usage Fee.

          For each Laser Surgery performed by Physician on a Patient at the Practice Site, PC shall pay Insight a fee ("Usage Fee") of Four Hundred Fifty ($450.00) Dollars, plus the amount of all Pillar Point royalty fees payable to unaffiliated third parties as a condition to the use of each Laser. Said Usage Fee shall be payable to Insight within ten (10) days after the expiration of each month in which Laser Surgery is performed.

     3.2  Billing and Collection.

          PCS shall be solely responsible for billing and collecting from Patients, third party payors and/or other third parties for all professional, and ancillary services provided in connection with a Laser Surgery performed by a Physician on a Patient at a Practice Site.

          PC shall be obligated to pay Insight all amounts due hereunder, regardless of whether PC actually collects any or all amounts billed to or otherwise due from a Patient, a third party payor and/or another third party for Laser Surgery and/or related services.

4.   RELATIONSHIP OF PARTIES

          In the performance of this Agreement, it is mutually understood and agreed that all persons acting on behalf of a party are at all times acting and performing as employees, contractors or agents of such party and not as employees, contractors or agents of the other party. Insight shall neither have nor exercise any control or direction over the methods by which the PC and/or its Physicians shall provide Laser Surgery, related services or other services to Patients.

5.   TERM AND TERMINATION

     5.1  Term.

          The term of this Agreement shall commence on the date first stated above and shall continue for a term of one (1) year unless sooner terminated as provided herein.

    5.2   Termination.

          (a) This Agreement may be terminated by mutual agreement of the parties.

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          (b)  This Agreement may be terminated by either party, on ten (10)
days prior written notice to the other party, upon a material breach of this Agreement by the other party, which breach is not cured by such other party within ten (10) days after receipt of written notice of such breach, if the breach if susceptible to cure, or within (60) days after receipt of written notice of such breach, if such breach is not susceptible to cure within said
(10) day period but may reasonably be cured within such sixty (60) day period, provided that the breaching party thereafter actively continues to seek to cure such breach and diligently pursues the cure thereof to completion.

6.   GENERAL PROVISIONS

     6.1 Notice. Any notice, request, demand or other communication required or permitted to be given hereunder by one party to the other party shall be made in writing and shall be deemed to have been duly made or given when hand delivered, one (1) business day after being transmitted by telecopier (confirmed by mail), or sent by overnight courier against receipt, or five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the party to whom such communication is to be given, at the address set forth below, which address may be changed by notice given in accordance with this Section:

      If to PC:         Nassau Ophthalmic Services, P.C.
                        450 Endo Boulevard
                        Garden City, New York 11530
                        Attn.: Dr. Norman Stahl

      If to Insight:    Insight Laser Centers, Inc.
                        10 Peninsula Boulevard
                        Lynbrook, New York 11563
                        Attn.: General Counsel

     6.2 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and replaces all prior understandings and agreements between the parties related to such subject matter.

     6.3 Waiver. No waiver or modification of any of the terms or conditions hereof shall be valid unless set forth in a writing signed by the party to be charged and, then, only to the extent set forth therein. The waiver of any term or condition hereof by either party shall not prevent such party from later insisting upon full performance of the same or any other term or condition hereof.

     6.4 Rights of Parties. The rights of the parties hereunder are cumulative and no exercise or enforcement by a party of any right or remedy hereunder shall preclude the exercise or enforcement by such party of any other right or remedy to which it may be entitled by law.

     6.5 Costs and Attorneys' Fees. Each party shall promptly reimburse the other for all costs and expenses, including actual attorneys' fees and expenses, incurred by such party in enforcing any provision of this Agreement, or any of such party's obligations hereunder.

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     6.6 Partial Invalidity. If any one or more of the terms or provisions of this Agreement, or the application thereof to any person or circumstance shall be adjudged, to any extent, to be invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, each of the remaining terms and provisions hereof, and the application thereof to any person or circumstance, shall not be affected thereby and shall be valid, binding and enforceable to the fullest extent permitted by law.

     6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the application of choice of law rules.

     6.8 Survival and Assignability. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, administrators, executors, successors and permitted assigns. This Agreement may not be assigned by PC without the prior written consent of Insight.

     6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  INSIGHT LASER CENTERS, INC.

                                  By/s/ Robert Greenberg
                                    -------------------------------
                                    Robert Greenberg, President


                                  NASSAU OPHTHALMIC SERVICES, P.C.


                                  By:/s/ Norman Stahl
                                     ------------------------------
                                     Dr. Norman Stahl, President


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